Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT
RESTAURANT CONCEPTS OF AMERICA INC.

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made between Restaurant Concepts of America Inc., a Nevada corporation (the “Company"), and Floyd L. Smith (“Executive”) (collectively sometimes referred to as the “Parties” and individually sometimes referred to as a “Party”) this 31st day of August 2011. Unless otherwise indicated, all references to Sections are to Sections in this Agreement.  This Agreement is effective as of the “Effective Date” set forth below.

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as President and Chief Executive Officer (“Employment”) for a period of five (5) years beginning on the Effective Date (the “Term”).  This Agreement is renewable for successive one year terms subject to notification of termination per Section 11.   The “Effective Date” of the Employment shall be August 31, 2011.

2. Scope of Employment.  During the Employment, Executive will serve as President and Chief Executive Officer of the Company. In that connection, Executive will (i) devote his full-time (i.e, an average minimum of 40 hours per week), attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as his superiors at the Company may from time-to-time assign to him.

(a)           Records.  Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

(b)           Compliance.  Executive shall use his best efforts to comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the Securities and Exchange Commission, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

3. Compensation and Benefits During Employment. During the Employment, the Company shall provide compensation to Executive as follows.

(a)           Base Salary - The Company shall pay Executive a minimum base salary, as may be adjusted from time to time, equal to $16,666 per month ($200,000 per year) (the “Salary”), beginning on the Effective Date of this Agreement and ending at the end of the Term or upon the termination of this Agreement as provided below, and payable at the rate of 1/2 of the Salary on the first and 15th of each month of the Term of this Agreement.

(b)           Expenses - So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment and other business expenses customarily reimbursed to senior Executives of the Company in connection with the performance of their duties on behalf of the Company.  Pre-approval in writing will be required for any amounts in excess of $1,000.

 (c)           PTO - Executive will be entitled to three (3) weeks annually of paid time off (“PTO”) during the Term, not including holidays. Unused PTO days shall not roll-over into any extension of the Term. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

(d)           Benefits - Executive shall be entitled to participate in all Company employee benefit plans and programs (excluding severance plans, if any) as Company generally maintains from time to time during the Term for the benefit of its senior executive-level employees, in each case, subject to the eligibility requirements, enrollment criteria and other terms and provisions of such plans or programs. Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its discretion.

(e)           Stock Option.  In further consideration of the terms and conditions of this Agreement, the Executive shall be granted stock options to purchase 120,000 shares of the Company’s common stock at an exercise price of $0.39 per share, which stock options shall vest on the Effective Date of this Agreement, include cashless exercise rights and be evidenced by the form of Stock Option Agreement attached hereto as Exhibit A.

(f)           Bonus Compensation.  For each year this Agreement is in effect, Executive will be eligible to earn a bonus (in cash or securities) in the sole discretion of the Board of Directors.

(g)           Co-Investment Rights.  Executive shall have the right, subject to the approval of the Board of Directors of the Company, to personally invest in any acquisitions, transactions or fundings (each a “Transaction”) that the Company may enter into during the Term of this Agreement in the amount of up to 20% of such Transaction, on substantially similar terms as the Company.

(h)           Series A Preferred Stock.  Executive shall be issued 1,000 shares (representing all of such shares) of a class of Preferred Stock (the “Preferred Stock”) to be designated by the Company, which shall provide Executive the right, voting in aggregate and as a class, to vote 51% of the Company’s outstanding voting shares on any and all shareholder matters; and shall include the requirement that in the event Executive dies or becomes disabled within the first 18 months following the issuance of the shares of Preferred Stock to Executive; ASL Energy Corp. and or its assigns (“ASL”) shall have the right with 61 days prior notice to transfer the ownership of and/or the rights associated with such Preferred Stock to ASL.  The Preferred Stock shall be in the form of the Series A Preferred Stock Designation attached hereto as Exhibit B.

4. Confidential Information.

(a)           Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information.  Executive will not disclose, directly or indirectly, any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management.  Executive will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b)           Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c)           Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it through no action of Executive;  (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question.

(d)           All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company.  Upon termination of the Employment, Executive will immediately deliver to the Company all property of the Company which may still be in Executive’s possession.  Executive will not remove or assist in removing such property from the Company’s premises under any circumstances, either during the Employment or after termination thereof, except as authorized by the Company’s management.

5.  Ownership of Intellectual Property.

(a)           The Company will be the sole owner of any and all of Executive’s Inventions that are related to the Company’s business, as defined in more detail below.

(b)           For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c)           An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Executive (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Executive was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Executive for the Company.

(d)           Executive will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e)           Executive will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

(f)           To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Executive.   In some jurisdictions, Executive may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company.  In that case, if applicable law permits Executive to assign Executive’s Right(s) in future Company-Related Inventions at this time, then Executive hereby assigns any and all such Right(s) to the Company, without additional compensation to Executive; if not, then Executive agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Executive.

6.  Non-competition/Non-Solicitation.  As a condition to, and in consideration of, the Company’s entering into this Agreement, and giving Executive access to certain confidential and proprietary information, which Executive recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Executive and other employees similarly situated to Executive, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Executive acknowledges and hereby agrees as follows:

(a)           that Executive is and will be engaged in the business of the Company;

(b)           that during the period of Executive’s Employment under this Agreement, Executive will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;

(c)           that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company’s legitimate business interests; and that the Company’s need for the covenants set forth in this Agreement is based on the following:  (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, technology, processes, materials, equipment, marketing plans and similar confidential information; (ii) the fact that Executive will be personally entrusted with the Company’s confidential and proprietary information; (iii) the fact that, after having access to the Company’s technology and other confidential information, Executive could become a competitor of the Company; and (iv) the highly competitive nature of the Company’s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d)           that for a period commencing on the Effective Date and ending twelve (12) months following termination as provided in Section 11, Executive will not, directly or indirectly, serve as Executive, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that directly or indirectly engages or proposes to engage in (i) the same, or a substantially similar, type of business as that in which the Company engages; or (ii) the business of distribution or sale of (A) products and services distributed, sold or license by the Company at the time of termination; or (B) products and services proposed at the time of termination to be distributed, sold or licensed by the Company, anywhere in the states of Texas, Louisiana, Oklahoma and New Mexico (collectively, the “Territory”); provided, however

(e)           that nothing contained herein shall be construed to prevent Executive from investing in the stock or securities of any competing corporation listed on any recognized national securities exchange or traded on the over the counter market in the United States, but only if (i) such investment is of a totally passive nature and does not involve Executive devoting time to the management or operations of such corporation and Executive is not otherwise involved in the business of such corporation; and if (ii) Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the Effective Date), collectively, do not own, directly or indirectly, more than an aggregate of five percent (5%) of the outstanding stock or securities of such corporation.

(f)           The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set above, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

(g)           Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential information (as described in Section 4)(the “Confidential/Trade Secret Information”), or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve month period following the date his employment with the Company is terminated, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

(h)           Executive agrees that during the twelve month period following the termination date of Executive’s employment with the Company, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

(i)           During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

7. Legal Fees and Expenses.  In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

8.  Successors.

(a)           This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns; (ii) Executive and Executive’s heirs and legal representatives, except that Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part; and (iii) the Executive Parties as provided in Section 10.

(b)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, Acquisition or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.  Arbitration.

(a)           Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration.  The arbitration shall take place before a single arbitrator, who will be a lawyer.  Unless otherwise agreed by the parties, the arbitration shall take place in Dallas, Texas.  The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b)           To protect inventions, trade secrets, or other confidential information of Section 4, and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

(c)           At the request of either party, the arbitrator may take any interim measures he/she deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d)           Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.  Indemnification.

(a)           The Company agrees to indemnify and hold harmless Executive, his nominees and/or assigns (a reference in this Section 10 to Executive also includes a reference to Executive’s nominees and/or assigns) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation that is in any way related to the Executive’s employment with the Company (whether or not in connection with any action in which the Executive is a party). Such indemnification does not apply to acts performed by Executive, which are criminal in nature or a violation of law. The Company also agrees that Executive shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, for, or in connection with, the engagement of the Executive under the Agreement, except to the extent that any such liability resulted primarily and directly from Executive’s gross negligence and willful misconduct.

(b)           These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Executive or the persons indemnified below in this sentence and shall extend to the following: the Executive, his affiliated entities, partners, executives, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, executives, legal counsel, agents, and controlling persons of any of them (collectively, the “Executive Parties”).

(c)           If any action, suit, proceeding or investigation is commenced, as to which any of the Executive parties propose indemnification under the Agreement, they shall notify the Company with reasonable promptness; provided however, that any failure to so notify the Company shall not relieve the Company from its obligations hereunder. The Executive Parties shall have the right to retain counsel of their own choice (which shall be reasonably acceptable by the Company) to represent them, and the Company shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against the Executive Parties made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

(d)           The indemnification provided by this Section 10 shall not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's organizational documents, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of Executive, both as to action in his Employment and as to action in any other capacity.

(f)           Reasonable expenses (including court costs and attorneys' fees) incurred by Executive in connection with a proceeding falling under this Section 10 shall be paid by the Company at reasonable intervals in advance of the final disposition of such proceeding, after receipt by the Company of (a) a written affirmation by Executive of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under the Company’s Articles and Bylaws and (b) a written undertaking by or on behalf of Executive to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he is not entitled to be indemnified by the Company. The Company may pay or reimburse expenses incurred by Executive in connection with his appearance as a witness or other participation in a proceeding at a time when he is not named a defendant or respondent in the proceeding.

(g) Neither termination nor completion of the Employment shall effect these indemnification provisions which shall then remain operative and in full force and effect.

11.  Termination.

This Agreement and the employment relationship created hereby will terminate (i) upon the disability or death of Executive under Section 11(a) or 11(b); (ii) with cause under Section 11(c); (iii) for good reason under Section 11(d); (iv) without good reason under Section 11(e); or (v) without cause under Section 11(f).

(a)
Disability.  The Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by Executive hereunder for a period of more than thirty (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b)	Death. This Agreement will terminate immediately on the Death of the Executive.

(c)
With Cause.  The Company may terminate this Agreement immediately, and without providing any prior written notice to Executive, at any time because of, (i) the indictment of Executive of an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; (ii) Executive’s negligence or insubordination in the performance of his duties hereunder, after having been given written notice with reasonable detail and an opportunity to cure within 15 days, unless the Company has experienced a material loss due to such negligence or insubordination, in which case Executive shall be terminated immediately without any opportunity to cure; (iii) Executive’s lack of performance of his duties hereunder, after having been given written notice with reasonable detail and an opportunity to cure within 15 days, unless the Company has experienced a material loss due to Executive’s lack of performance, in which case Executive shall be terminated immediately without any opportunity to cure; or (iv) Executive’s breach of any material provision of this Agreement.

(d)	Good Reason. The Executive may terminate his employment for “Good Reason” by giving Company ten (10) days written notice if:

(i)
he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii)	his compensation is materially reduced;

(iii)
the Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith such notice.  Further, if such contest is not resolved within thirty (30) days, the Company shall submit such dispute to arbitration under Section 9; or

(iv)	the requirement that Executive relocate to another location of the Company outside a fifty (50) mile radius from the location of Executive’s office as of the date hereof.

(e)	Without Good Reason. The Executive can terminate this Agreement at any time for any reason provided that he gives the Company thirty (30) days prior written notice of such intent to terminate.

(f)	Without Cause. The Company can terminate this Agreement at any time without cause.

12.  Obligations of Company Upon Termination.

(a)           In the event of the termination of Executive’s employment pursuant to Section 11(a), (b), (c) , or (e), Executive will be entitled only to the compensation earned by him hereunder as of the date of such termination.

(b)           In the event of the termination of Executive’s employment pursuant to Section 11(d) or 11(f), Executive will be entitled to receive as severance pay, the compensation earned by him hereunder as of the date of such termination and an amount equal to the lesser of (a) six months of Executive’s Salary; and (b) the remaining amount of Salary due to Executive during the Term in one lump sum, in sole consideration of such termination. The Executive agrees to  execute and deliver to the Company a written release in form and substance satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s Employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and (B) Executive must not breach any of his covenants and agreements which continue following the date of termination of this Agreement.

(c)           Upon termination of Executive’s Employment hereunder, or on demand by the Company during the Term of this Agreement, Executive will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his Employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

13.  Other Provisions.

(a)           All notices and statements with respect to this Agreement must be in writing.  Notices to the Company shall be delivered to the Chairman of the Company.  Notices to Executive may be delivered to Executive in person or sent to Executive’s then-current mailing address as indicated in the Company’s records.

(b)           This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c)           Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d)           If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e)           This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Texas.

(f)           No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g)           Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h)           This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

(i)           Executive will not at any time (during or after Executive’s employment with Company) disparage the reputation of Company, its affiliates and their respective customers and merchants and its or their respective officers, managers, directors, agents or executives.

(j)           Executive agrees to cooperate both during and after Executive's employment with the Company, at the Company's sole cost and expense, with the investigation by the Company involving the Company or any executive or agent of the Company.

(k)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(l)           Limitation as to Amounts Payable. In the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of Company, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of Internal Revenue Code of 1986, as amended (the “Code”), the aggregate payments, coverages or benefits provided under this Agreement shall be reduced to the "safe harbor" level under Section 280G so that the entire amount which is paid to Executive shall be deductible notwithstanding the provisions of Section 280G of the Code.

(m)           All payments to Executive hereunder shall be subject to such withholding and other Executive deductions as may be required by law.

(n)           The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Articles 5 and 6 of this Agreement.

(o)           Executive acknowledges and warrants that (A) he has been advised that Executive's interests may be different from the Company's interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

This Agreement contains provisions requiring binding arbitration of disputes.  By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it. Executed to be effective as of the Effective Date.

RESTAURANT CONCEPTS OF AMERICA INC.

By: /s/ Floyd L. Smith
Printed Name: Floyd L. Smith
Its: CEO

Date: 8/31/11

EXECUTIVE:

s/ Floyd L. Smith
Floyd L. Smith

Date: 8/31/11